AUTODESK, INC.
EXECUTIVE CHANGE IN CONTROL PROGRAM
As Amended and Restated as of April 27, 2022
ARTICLE I
PURPOSE, ESTABLISHMENT AND APPLICABILITY OF PLAN
A.Purposes. The Board of Directors (“Board”) of Autodesk, Inc. (the “Company”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of its executive staff, notwithstanding a Change of Control, and that it is in the best interests of the Company and its stockholders to provide the executive staff with financial security and encouragement to remain with the Company and to maximize the value of the Company following a Change of Control.
B.Establishment of Plan. As of the Effective Date, the Company hereby establishes the Plan, as set forth in this document.
C.Applicability of Plan. Subject to the terms of this Plan, the benefits provided by this Plan shall be available to those Employees who, on or after the Effective Date, receive a Notice of Participation.
ARTICLE II
DEFINITIONS AND CONSTRUCTION
Whenever used in the Plan, the following terms shall have the meanings set forth below.
A.Annual Base Compensation. “Annual Base Compensation” shall mean an amount equal to the Participant’s gross annual rate of base salary, exclusive of bonuses, commissions and other incentive pay, as in effect immediately preceding the Change of Control.
B.Board. “Board” means the Board of Directors of the Company.
C.Cause. “Cause” means the disinterested members of the Board, on a reasonable and good faith basis, unanimously determine (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with counsel, to be heard before the Board) that any of the following events or contingencies exists or has occurred: (i) Participant’s engagement in acts of embezzlement, dishonesty or moral turpitude that has a material adverse effect on the Company; (ii) the conviction of Participant for having committed a felony; (iii) a breach by Participant of Participant’s fiduciary duties and responsibilities to the Company that has a material adverse effect on the Company’s business, operations, prospects or reputation; (iv) the Participant’s gross negligence or bad faith that has a material adverse effect on the Company; or (v) the willful and repeated failure (other than due to death or disability) of Participant to perform reasonable duties and responsibilities as an Employee to the reasonable satisfaction of a duly authorized representative of the Company after the Participant has received a written demand for performance from the Company which specifically sets forth the factual basis for the Company’s belief that the Participant has failed to perform satisfactorily. For purposes of this Plan, no act or failure to act shall be deemed to be “willful” unless done, or failed to be done, intentionally and in bad faith.
D.Change of Control. “Change of Control” means the occurrence of any of the following events:
(i)Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
(ii)The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; or
(iii)The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(iv)A change in the composition of the Board, as a result of which less than a majority of the Directors are Incumbent Directors. “Incumbent Directors” shall mean Directors who either (A) are Directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those Directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) or in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
E.Code. “Code” means the Internal Revenue Code of 1986, as amended.
F.Committee. “Committee” means, subject to Article VII, the Compensation Committee of the Board.
G.Company. “Company” means Autodesk, Inc., any subsidiary corporations, any successor entities as provided in Article X hereof, and any parent or subsidiaries of such successor entities.
H.Effective Date. “Effective Date” means April 27, 2022.
I.Employee. “Employee” means an employee of the Company.
J.ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
K.Good Reason. “Good Reason” means without the Participant’s written consent, (i) a material reduction in the Participant’s authority or responsibilities (including reporting or oversight responsibilities) relative to the Participant’s authority or responsibilities in effect immediately prior to the Change of Control (it being understood that a Participant’s retention following a Change of Control with a successor entity or a division or subsidiary of an acquiring entity (or its ultimate parent entity) which in each case is not a publicly traded corporation, shall constitute a material reduction in such Participant’s authority and responsibilities for purposes of this Plan); (ii) a material reduction in the Participant’s Annual Base Compensation; (iii) the material relocation of the Participant’s principal place of performing his or her duties as an employee of the Company by more than thirty (30) miles (it being understood that any such relocation by more than thirty (30) miles shall be deemed by the Company to be material); (iv) the Company’s material breach of any provision of this Plan or (v) the failure of an acquiring or successor entity to expressly assume the Plan and the Company’s obligations thereunder in connection with a Change of Control. Notwithstanding the foregoing, an event described in this Section shall not constitute Good Reason unless it is communicated by the Participant to the Company in writing within ninety (90) days after the initial occurrence of the event and is not corrected by the Company in a manner which is reasonably satisfactory to such Participant (including full retroactive correction with respect to any reduction in Annual Base Compensation) within thirty (30) days of the Company’s receipt of such written notice.
L.Notice of Participation. “Notice of Participation,” means an individualized written notice of participation in the Plan from an authorized officer of the Company.
M.Participant. “Participant” means an individual who meets the eligibility requirements of Article III.
N.Plan. “Plan” means this Autodesk, Inc. Executive Change in Control Program, as set forth in this document, and as hereafter amended from time to time.
O.Release and Non-Solicitation Agreement. “Release and Non-Solicitation Agreement” means the form of general waiver, release and non-solicitation agreement a Participant must execute as a condition to receiving severance and other benefits pursuant to Article IV.
P.Target Annual Bonus. “Target Annual Bonus” shall mean the cash value of the Target Bonus as in effect immediately preceding the Change of Control. For the avoidance of doubt, Target Annual Bonus excludes sign-on, spot and discretionary bonuses.
Q.Target Bonus. “Target Bonus” means an amount equal to a Participant’s Annual Base Compensation multiplied by the Participant’s target incentive opportunity percentage under the Company’s annual incentive plan (or any successor plan then in effect).
R.Termination Date. “Termination Date” means (i) the date on which the Company delivers notice of termination to the Participant or such later date, not to exceed ninety (90) days, specified in the notice of termination, (ii) in the event the term of employment ends by reason of the Participant’s death, the date of death, or (iii) if the Participant terminates his or her employment with the Company, the date on which the Participant delivers notice of termination to the Company.

ARTICLE III
ELIGIBILITY
A.Waiver. As a condition of receiving benefits under the Plan, a Participant must sign the Release and Non-Solicitation Agreement, attached hereto as Exhibit A.
B.Participation in Plan. Each Employee who is designated by the Committee and who signs and timely returns to the Company a Notice of Participation shall be a Participant in the Plan. An individual shall cease to be a Participant in the Plan upon the earlier of (i) ceasing to be an Employee or (ii) six (6) months after the Board (or its designee) notifies the Participant that he or she no longer is eligible under the Plan; provided, however that the immediately preceding clause (ii) shall not apply on and following the date that the Company enters into a definitive agreement which, if consummated, would result in a Change of Control, unless and until such agreement is expressly terminated pursuant to its terms. Notwithstanding the preceding sentence, if an individual becomes entitled to severance and other benefits under Section A of Article IV prior to ceasing to be a Participant, he or she nevertheless shall be entitled to receive full payment of severance and benefits in accordance with the Plan. A Participant entitled to benefits hereunder shall remain a Participant in the Plan until the full amount of the benefits accrued hereunder has been delivered to the Participant.
ARTICLE IV
TERMINATION OF EMPLOYMENT
A.Termination without Cause or for Good Reason following a Change of Control. If, within sixty (60) days prior to or twelve (12) months following a Change of Control, the Company terminates a Participant’s employment without Cause or a Participant voluntarily terminates his or her employment on account of Good Reason, the Participant shall be entitled to receive the following severance and other benefits, provided Participant executes, returns to the Company and fails to revoke within sixty (60) days of his or her Termination Date a Release and Non-Solicitation Agreement in accordance with Section A of Article III:
(i)Cash Payments. The Participant shall be entitled to receive an amount equal to the sum of (a) one and one-half (1.5) times the sum of (1) Participant’s Annual Base Compensation and (2) Target Annual Bonus plus (b) the Participant’s pro-rata Target Annual Bonus for the fiscal year of the Company in which termination occurs, provided that the Participant was eligible to receive such Target Annual Bonus in cash (the “Pro-Rata Bonus Amount”) payable in a single lump sum. Any payment to which Participant is entitled under this Section A(i) shall be reduced by the aggregate amount of severance payable to the Participant by the Company pursuant to any other plan, program, agreement or contract between the Participant and the Company.
(ii)Options. Each of the Participant’s outstanding stock option(s) granted under any of the Company’s equity incentive plans shall fully accelerate and become vested and exercisable with respect to one hundred percent (100%) of the shares of Company common stock subject thereto.
(iii)Restricted Stock Units. Each of the Participant’s outstanding restricted stock unit award(s) granted under any of the Company’s equity incentive plans with a vesting schedule subject only to the Participant's continuous service as an Employee (“Time-Based RSU Awards”) shall fully accelerate and become vested with respect one hundred percent (100%) of the shares of Company common stock subject thereto, and each of the Participant’s outstanding restricted stock unit award(s) which are not Time-Based RSU Awards shall fully accelerate and become vested at the “target” level set forth in the applicable notice of grant of restricted stock units.
(iv)Other Equity Awards. Each of the Participant’s other outstanding awards granted by the Company to purchase or acquire shares of Company common stock shall fully accelerate and become vested and, if applicable, exercisable with respect to one hundred percent (100%) of the shares of Company common stock subject thereto.
(v)Employee Benefits. If the Participant (and any spouse and/or eligible dependents of the Participant (“Family Members”)) has medical, dental and vision coverage on the date of the Participant’s termination of employment under a group health plan sponsored by the Company, the Company will reimburse the Participant for the total applicable premium cost for medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. Sections 1161-1168; 26 U.S.C. Section 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”) for Covered Employee and any Family Members for a period that ends on the earlier of (i) eighteen (18) months following the Participant’s Termination Date, or (ii) the date that the Participant and his or her Family Members become covered under another employer’s medical, dental and vision plans.

B.Timing of Payments. Subject to Article XIII, Section D., the accelerated vesting and exercisability described in Sections A(ii) and (iv) above shall be effective immediately as of the date on which the Participant’s Release and Non-Solicitation Agreement may be revoked has expired. Subject to Article XIII, Section D., below, assuming that the period within which the Participant’s Release and Non-Solicitation Agreement may be revoked has expired prior to such date, any severance payments described in Sections A(i) and (v) above and any vesting and settlement of restricted stock unit awards under A(iii) above shall be made or occur in the case of (i) and (iii), above, and commence in the case of (v), above, on the sixtieth (60th) day following his or her Separation from Service from the Company. Notwithstanding the previous sentence, if the Participant shall die following a termination described in Section A above, the Participant shall not be required to execute the Release and Non-Solicitation Agreement in order for the Participant’s successors to receive the severance benefits described in Sections A(i)-(v) above.
C.Other Termination. If (i) the Participant voluntarily resigns from the Company without Good Reason, (ii) the Company terminates the Participant’s employment for Cause, (iii) the Participant’s employment terminates by reason of his or her disability or death, or (iv) prior to the Participant’s death, the Company provides him or her notice of termination for Cause or the Participant provides the Company notice of termination without Good Reason, then the Participant shall not be entitled to receive severance or other benefits under this Plan and shall be entitled to benefits (if any) only as may then be established under the Company’s then existing benefit plans and policies at the time of such resignation or termination.
ARTICLE V
GOLDEN PARACHUTE
In the event that the benefits provided for in this Plan otherwise constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Article V be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Participant’s benefits under Article IV shall be either:
(i)delivered in full, or
(ii)delivered as to such lesser extent as would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Participant on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Committee otherwise agrees in writing, all determinations required to be made under this Article, including the manner and amount of any reduction in the Participant’s benefits under Article IV, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the event giving rise to such Payment or such other nationally recognized accounting firm as designated by the Committee (the “Accountants”). If the Participant’s benefits are delivered to a lesser extent in accordance with this clause (ii), then the Participant’s aggregate benefits shall be reduced in the following order (i) cash severance pay that is exempt from Section 409A of the Code, (ii) any other cash severance pay, (iv) reimbursement payments under Article IV.A.(iv), above, (iii) any restricted stock units, (iv) any equity awards other than restricted stock units and stock options, and (v) stock options. For purposes of making the calculations required by this Article V, the Accountants may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code. The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request to make a determination under this Article. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Article.
ARTICLE VI
FUNDING POLICY AND METHOD
Any administrative expenses arising in connection with the Plan shall be paid as needed solely from the general assets of the Company. Prior to a Change of Control, the Committee shall establish a trust with a bank trustee, for the purposes of paying cash benefits under this Plan. Upon its establishment, the trust shall be a grantor trust subject to the claims of the Company’s (or its acquirer’s or successor’s creditors) and shall, immediately prior to a Change of Control, be funded in cash with an amount equal to one hundred percent (100%) of the aggregate cash benefits payable under this Plan assuming that all Participants in the Plan incurred a termination of employment entitling them to benefits hereunder immediately following the Change of Control; provided, however that the trust shall not be funded if the funding thereof would result in taxable income to the Participant by reason of Section 409A(b) of the Code; and provided, further than in no event shall any trust assets at any time be located outside of the United States, within the meaning of Section 409A(b) of the Code. Notwithstanding the establishment of any such trust, a Participant’s rights hereunder will solely be those of a general unsecured creditor. No contributions are required from any Participant under this Plan and no Participant has an interest in his or her severance or other benefits under this Plan until the Participant actually receives a payment.

ARTICLE VII
POST-CHANGE OF CONTROL COMMITTEE
This Plan shall be administered by the Committee; provided that in the event of a Change of Control, the Committee shall appoint a person or (persons) independent of the third party effectuating the Change of Control to be the Committee effective upon the occurrence of the Change of Control (the “Independent Committee”) and the Independent Committee shall not be removed or modified following a Change of Control. Except as otherwise provided in this Plan, the decision of the Committee upon all matters within the scope of its authority shall be conclusive and binding on all parties.
ARTICLE VIII
REVIEW PROCEDURE
The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If and only if, however, the Plan is determined to be subject to ERISA, the intention of the Company is that it shall be construed as a “welfare plan” as defined in Section 3(1) of ERISA, and this Article VIII shall apply. The Committee shall establish a claims and appeals procedure applicable to Participants under the Plan. Unless otherwise required by applicable law, such procedures will provide that a Participant has not less than sixty (60) days following receipt of any adverse benefit determination within which to appeal the determination in writing with the Committee, and that the Committee must respond in writing within sixty (60) days of receiving the appeal, specifically identifying those Plan provisions on which the benefit denial was based and indicating what, if any, information the Participant must supply in order to perfect a claim for benefits. Notwithstanding the foregoing, the claims and appeals procedures established by the Committee will be provided for the use and benefit of Participants who choose to avail themselves of such procedure, but compliance with the provisions of these claims and appeals procedures by the Participant will not be mandatory for any Participant claiming benefits after a Change of Control. It will not be necessary for any Participant to exhaust these procedures and remedies after a Change of Control prior to bringing any legal claim or action, or asserting any other demand, for payments or other benefits to which such Participant claims entitlement.
ARTICLE IX
EMPLOYMENT STATUS; WITHHOLDING
A.Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment. The Participant’s employment is and shall continue to be “at-will”, as defined under applicable law. If the Participant’s employment with the Company or a successor entity terminates for any reason, the Participant shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Plan, or as may otherwise be available in accordance with the Company’s established employee plans and practices or other agreements with the Company at the time of termination.
B.Taxes. All payments made pursuant to this Plan shall be subject to all applicable reporting obligations and any tax or other contributions required to be withheld under Federal, state or local law, or the applicable laws of any non-U.S. taxing authority as interpreted by the Company.
ARTICLE X
SUCCESSORS TO COMPANY AND PARTICIPANTS
A.Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume and perform the obligations under this Plan. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s business which assumes the obligations under the Plan whether by contract or operation of law.
B.Participant’s Successors. All rights of the Participant hereunder shall inure to the benefit of, and be enforceable by, the Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.
ARTICLE XI
DURATION, AMENDMENT AND TERMINATION
A.Duration, Amendment and Termination. This Plan shall remain in effect until, and shall terminate automatically on, January 31, 2027, unless the Board, in its sole discretion, determines to extend the duration of the

Plan. Prior to the earlier of a Change of Control or the date that the Company enters into a definitive agreement which, if consummated, would result in a Change of Control, unless and until such agreement is expressly terminated pursuant to its terms, the Board reserves the right to amend the Plan at any time, provided that no such amendment may be adverse to the Participant with respect to eligibility or amount of payments or benefits hereunder. This Plan may not be amended or terminated in any respect on and following the earlier of a Change of Control or the date that the Company enters into a definitive agreement which, if consummated, would result in a Change of Control, unless and until such agreement is expressly terminated pursuant to its terms. Any action of the Company in amending or terminating the Plan will be taken in a non-fiduciary capacity. A termination of this Plan pursuant to the preceding sentences shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits earned by a Participant prior to the termination of this Plan.
ARTICLE XII
NOTICE
A.General. Notices and all other communications contemplated by this Plan shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Participant, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.
ARTICLE XIII
MISCELLANEOUS PROVISIONS
A.No Duty to Mitigate. The Participant shall not be required to mitigate the amount of any benefits contemplated by this Plan, nor shall any such benefits be reduced by any earnings or benefits that the Participant may receive from any other source, except as provided otherwise in Section A(i) of Article IV of this Plan.
B.Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
C.Administration. The Company is the administrator of the Plan (within the meaning of section 3(16)(A) of ERISA). The Plan will be administered and interpreted by the Board or its designee. Any decision made or other action taken by the Board, its designee or the Review Panel with respect to the Plan, and any interpretation by any of them with respect to any term or condition of the Plan, or any related document, will be conclusive and binding on all persons and be given the maximum possible deference allowed by law. The Board may delegate to any other person all or any portion of its authority or responsibility with respect to the Plan.
D.Code Section 409A.
(i)This Plan is intended to meet the requirements of the “short-term deferral” exception, the “separation pay” exception and other exceptions under Section 409A of the Code and the regulations promulgated thereunder. Notwithstanding anything herein to the contrary, any amount payable upon a Participant’s termination of employment that is deemed deferred compensation subject to Section 409A of the Code shall not be payable upon the Participant’s termination of employment pursuant to the Plan unless such termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (a “Separation from Service”). Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 409A of the Code.
(ii)Notwithstanding any contrary provision of the Plan, if the Committee determines, in its good faith judgment, that Section 409A of the Code will result in the imposition of additional tax to an earlier payment of any payment or benefit otherwise due to a Participant under the Plan during the six (6) month period following the Participant’s Termination Date, such payments or benefits will accrue during the six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the Termination Date, or if earlier in the event of the Participant’s death, together with interest on such delayed payment amounts (to be calculated using the relevant Applicable Federal Rate as in effect as of the date of such Participant’s termination of employment). All subsequent payments or benefits, if any, will be paid as provided in the Plan.
E.No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

F.Integration. The Plan, as amended and restated effective April 27, 2022, constitutes the entire agreement between the Company and any Participant concerning the subject matter hereof and supersedes in its entirety any and all other plans, agreements or understandings related to the subject matter hereof, including without limitation, the Plan as in effect prior to the amendment and restatement effective April 27, 2022.

AUTODESK, INC. EXECUTIVE CHANGE IN CONTROL PROGRAM
NOTICE OF PARTICIPATION
To:
Date:
The Board has designated you as a Participant in the Autodesk, Inc. Executive Change in Control Program, as restated and amended April 27, 2022 (the “Plan”), a copy of which is attached hereto. The terms and conditions of your participation in the Plan are as set forth in the Plan and in this Notice of Participation. As a condition to receiving benefits under the Plan you agree (i) to sign a general waiver, release and non-solicitation agreement, substantially in the form attached to the Plan as Exhibit A, and (ii) to maintain in complete confidence your participation in the Plan as well as the contents and terms of this Notice of Participation. You will cease to be a Participant in the Plan if you terminate employment under circumstances that do not entitle you to benefits under the Plan. Also, the Board may choose to end your participation in this Plan. If that happens, your participation will end six (6) months after the Company gives you written notice that your participation will end.
If you enter into a separate agreement with the Company which provides benefits relating to a Change of Control and that agreement specifically states that such provisions shall supersede the provisions in the Plan, then you shall not be considered a Participant in the Plan so long as those alternative contractual benefits are in effect.
By signature below, you acknowledge that the Plan, as amended and restated as of April 27, 2022, supersedes any predecessor plan and that any Notice provided under a predecessor plan is superseded by this Notice of Participation and no longer has any effect.
If you agree to participate in the Plan on these terms and conditions, please acknowledge your acceptance by signing below. Please return the signed copy of this Notice of Participation within ten (10) days of the date set forth above to:
Attn: General Counsel
Autodesk, Inc.
One Market Street
San Francisco, California 94105
Your failure to timely remit this signed Notice of Participation will result in your removal from the Plan. Please retain a copy of this Notice of Participation, along with the Plan, for your records.

Date:         Signature:

EXHIBIT A
RELEASE OF CLAIMS AND NON-SOLICITATION AGREEMENT
This Release of Claims and Non-Solicitation Agreement (“Agreement”) is made by and between Autodesk, Inc. (the “Company”) and (“Executive”).
WHEREAS, Executive was employed by the Company;
WHEREAS, Executive is a participant in the Company’s Executive Change in Control Program, as Amended and Restated April 27, 2022 (the “Plan”);
WHEREAS, the Company and Executive (collectively referred to as the “Parties”) wish to resolve fully and finally any and all matters between them including any potential disputes regarding Executive’s employment with the Company or the termination thereof; and
WHEREAS, in order to accomplish this end, the Parties wish to enter into this Agreement.
NOW THEREFORE, in consideration of the mutual promises and undertakings contained herein and for other good and valuable consideration, including the consideration described in Section 2 of this Agreement, the sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1. Termination. Executive’s employment from the Company terminated on (the “Termination Date”).
2. Consideration. The Company agreed pursuant to the terms of the Plan to provide Executive with certain benefits, including, but not limited to, cash severance payments and accelerated vesting of Executive’s options, restricted stock units and other equity awards, in the event Executive’s employment was terminated on or within twelve (12) months following certain changes of control of the Company, as set forth in the Plan, provided Executive executes this Agreement.
3. Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive, as of the Termination Date.
4. Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of Executive, and his or her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, executives, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a) any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b) any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c) any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d) any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
1

(e) any and all claims for violation of the federal, or any state, constitution;
(f) any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g) any and all claims for attorneys’ fees and costs.
Notwithstanding the foregoing, the release set forth in this section shall not apply to, nor constitute a waiver of (i) any claims for indemnification (including costs of defense) under any indemnification agreement or similar provision of the Company’s governing documents; (ii) claims the Executive may have under any directors and officers liability insurance policy; (iii) claims to any benefits under the Plan; (iv) claims to any compensation or benefits in which Executive has a vested right as of his termination of employment with the Company or (v) claims which cannot be released or waived as a matter of applicable law. Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.
5. Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that Executive is waiving and releasing any rights Executive may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that Executive has been advised by this writing that (a) Executive should consult with an attorney prior to executing this Agreement; (b) Executive has at least twenty-one (21) days within which to consider this Agreement; (c) Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the revocation period has expired. Any revocation should be in writing and delivered to the General Counsel at Autodesk, Inc., One Market Street, San Francisco, California 94105, by close of business on the seventh day from the date that Executive signs this Agreement.
6. Civil Code Section 1542. Executive represents that Executive is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that Executive has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, AND THAT IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
Executive, being aware of said code section, agrees to expressly waive any rights Executive may have thereunder, as well as under any other statute or common law principles of similar effect.
7. No Pending or Future Lawsuits. Executive represents that Executive has no lawsuits, claims, or actions pending in Executive’s name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that Executive does not intend to bring any claims on Executive’s own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein with regard to matters released hereunder.
8. Non-Solicitation. During the twelve (12) months following the Termination Date, Executive will not directly or indirectly:
(i) Solicit, encourage, recruit or take any other action which is intended to induce any other employee, independent contractor, customer or supplier of the Company or any affiliated corporation to terminate his, her or its relationship with the Company or any affiliated corporation, it being understood that a general solicitation or advertisement for employment that is not addressed to any specific individual shall not constitute conduct prohibited under this clause (i); or
(ii) Interfere in any manner with the contractual or employment relationship between the Company or any affiliated corporation and any employee, independent contractor, customer or supplier of the Company or any affiliated corporation.
9. Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
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10. Authority. Executive represents and warrants that Executive has the capacity to act on Executive’s own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.
11. No Representations. Executive represents that Executive has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
12. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
13. Entire Agreement. This Agreement, the Plan and the notice of participation executed by Executive in connection with accepting participation in the Plan represent the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s relationship with the Company and her compensation by the Company. This Agreement may only be amended in writing signed by Executive and an executive officer of the Company.
14. Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
15. Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
16. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
17. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a) They have read this Agreement;
(b) They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c) They understand the terms and consequences of this Agreement and of the releases it contains;
(d) They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

AUTODESK, INC.
Dated:	By:

EXECUTIVE
Dated:
(Signature)

(Print Name)

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